Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between aTyr Pharma, Inc., a Delaware corporation (the “Company”), and John D. Mendlein (“Employee”).

WHEREAS, Employee has been providing services as a consultant to the Company since September 24, 2009;

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms contained herein; and

WHEREAS, the Company and Employee have simultaneously entered into that certain Restricted Stock Purchase Agreement (the “Restricted Stock Purchase Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. The term of Employee’s employment under this Agreement (hereafter referred to as the “Term”) will commence on January 1, 2010 and will continue until terminated in accordance with Section 4. The parties agree that Employee will be treated as an employee, and not an independent contractor, of the Company during the Term. For the avoidance of doubt, Employee’s employment will be “at will”, will not be for any fixed term, and will be terminable by the Company or Employee at any time, with or without cause or notice, but subject in all events to the consequences set forth in this Agreement.

2. Title and Duties. During the Term, Employee will serve as the executive chairman of the Board of Directors of the Company (the “Board”). Employee agrees to devote for the first 18 months of the Term two days per week and thereafter for the remainder of the Term one day per week during normal working hours to the performance of his duties in accordance with the supervision and direction of the Company’s Chief Executive Officer. Notwithstanding the foregoing, Employee may be an employee or consultant to one or more other entities, may serve on other boards of directors, and may engage in religious, charitable or other community activities as long as such services and activities (all such activities, “Employee’s Other Work”) do not materially interfere with Employee’s performance of his duties to the Company and are not in violation of Section 7(e). During the Term, the Company’s headquarters will be located in San Diego county, California.

3. Compensation and Benefits. As compensation for services performed by Employee during the Term, the Company will pay Employee as follows:

(a) Base Salary. Employee’s annual base salary will initially be one hundred fifty thousand dollars ($150,000) for the first 18 months of the Term and one hundred thousand dollars ($100,000) after July 1, 2011, less applicable tax deductions and withholdings. Employee’s base salary may be subject to increase (but not decrease except as part of, and on a pro rata percentage basis with, reductions by the Company of the annual base salary of its executive employees generally) as determined by the Board, from time to time. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be

EMPLOYMENT AGREEMENT

payable in periodic installments in accordance with the Company’s usual practice for its senior executives. The parties hereby acknowledge and agree that on the Company’s first regular payroll date after date of the last signature to this Agreement, the Company shall pay to Employee all unpaid Base Salary for January 1, 2010 through June 30, 2010, which the parties hereby agree is seventy-five thousand dollars ($75,000.00), less applicable tax deductions and withholdings.

(b) Bonus Compensation. The Board, in its sole discretion, will determine Employee’s annual bonus (“Bonus”), if any, based on Employee’s performance and the performance of the Company. Employee’s target Bonus will be forty percent (40%) of the Base Salary, based upon achievement of reasonably attainable performance targets, with such amount subject to upward adjustment in the good faith determination of a majority of all members of the Board, excluding Employee (the “Other Directors”). Notwithstanding the foregoing, in lieu of some or all of any cash Bonus, Employee may elect to instead receive a grant of fully-vested shares of the Company’s common stock (the “Stock Bonus Award”), the number of shares of which shall be determined in accordance with a formula set forth on Exhibit B hereto, unless an alternative formula is mutually agreed upon by Employee and a majority of the Other Directors. Such election shall be made within fifteen (15) days following the Board’s determination of any such Bonus. The issuance of a Stock Bonus Award will be subject to applicable tax deductions and withholdings (including Employee’s payment of any required withholding amounts) and other normal salary taxation and the Company will not provide a “gross up” payment to cover such taxes or withholding amounts or otherwise have any liability to Employee with respect thereto. The annual performance targets will be set by the Other Directors or, if so delegated by the Other Directors, by the Compensation Committee of the Board in good faith after consultation with Employee. Any Bonus will be payable no later than two months following the calendar year for which the Bonus was earned, or, if any portion of such Bonus is based upon financial milestones, such portion shall be paid within two months following the start of the calendar year following the calendar year to which such milestones apply, promptly following the availability of the Company’s annual audited (or unaudited, as applicable) financial statements for such calendar year.

(b) Vacation. For the first 18 months of the Term, Employee will be entitled to 12 days of vacation per calendar year, and thereafter during the Term six days of vacation per calendar year, in each case to be taken at such times and intervals as will be determined by Employee, subject to the reasonable business needs of the Company. Any unused vacation days, holidays and sick days may be rolled-over or accumulated from calendar year to year and will be settled in cash upon any termination of Employee’s employment; provided that no more than six days for any calendar year during the first 18 months of the Term, and no more than three days for any calendar year thereafter, may be rolled-over and accumulated per calendar year, with any excess days forfeited by Employee at year end. Vacation will otherwise be governed by the policies of the Company, as in effect from time to time.

(c) Health and Other Benefits. During the Term, Employee will be entitled to participate in any and all employee benefit plans from time to time in effect for Employees of the Company generally for which Employee is eligible. Such participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Without limiting the generality of the foregoing, (i) Employee will be entitled to receive medical, dental,

EMPLOYMENT AGREEMENT

health and vision insurance coverage and a health savings account for himself and his immediate family (as defined below) on reasonable terms and in reasonable amounts, and (ii) the Company will promptly purchase and maintain on behalf of Employee with benefits payable to Employee a disability insurance plan which provides for annual payments in an amount equal to at least two-thirds (2/3) of the Base Salary in effect at the time of termination due to Disability (as defined below). The employee benefit plans, programs or arrangements in which Employee is entitled to participate at any given time as described in this Section 3(d) are referred to herein as “Employee Benefits.” In addition, the Company will reimburse Employee for all unreimbursed fees and expenses (not to exceed $10,000 per calendar year) associated with the Executive Health Program at Scripps (or its substantial equivalent as may be selected by Employee); such reimbursement for the Executive Health Program at Scripps will not be treated as an “Employee Benefit” hereunder. For purposes of this Agreement, “immediate family” will mean Employee’s existing spouse or non-spousal partner, and lineal descendants of Employee (including, without limitation, stepchildren and adopted children).

(d) Indemnification and Directors’ and Officers’ Insurance. During Employee’s employment and for the period of time following termination of Employee for any reason during which time Employee could be subject to any claim based on his position in the Company, Employee will receive the maximum indemnification protection from the Company as permitted by the Company’s by-laws and will receive directors’ and officers’ insurance coverage equivalent to that which is provided to any other director or officer of the Company (including mandatory advancement of expenses).

(e) Business Expenses. The Company will pay or reimburse Employee for all reasonable business expenses incurred or paid by Employee in the performance of his duties and responsibilities hereunder, subject to reasonable substantiation and documentation as may be specified by the Company from time to time. The Company acknowledges that due to Employee’s medical condition, the foregoing reasonable business expenses shall include business or first class airfare for all flights over 60 minutes. The Company will also reimburse Employee for all reasonable expenses (including attorneys fees) incurred by him in connection with the negotiation and preparation of this Agreement and the agreements referred to herein, up to an aggregate maximum of $10,000, provided that reasonable documentation of such fees and expenses is delivered to the Company within ninety (90) days following the execution of this Agreement.

(f) Signing Bonus. The Employee will receive a one-time signing bonus of $31,250.00, less applicable tax deductions and withholdings, on the Company’s first regular payroll date after date of the last signature to this Agreement.

4. Termination. Except for termination as specified in Section 4(a), any termination of Employee’s employment by the Company or any such termination by Employee will be communicated by written notice of termination to the other party hereto (“Notice of Termination”). Upon termination from the Company for any reason (or for no reason), and if so requested, Employee agrees to deliver his resignation as a director of the Company upon the request of a majority of the Other Directors.

(a) Death. Employee’s employment hereunder will terminate upon his death.

EMPLOYMENT AGREEMENT

(b) Disability. The Company may terminate Employee’s employment hereunder upon his Disability. For purposes of this Agreement, “Disability” will mean the incapacity of Employee due to physical or mental illness or other physical disability such that a physician selected by agreement of Employee (or Employee’s legal guardian) and the Company determines that it is more likely than not that Employee will be unable to fully perform Employee’s duties hereunder and that such incapacity will continue for a period of at least 180 days. If Employee (or Employee’s legal guardian) and the Company are unable to agree upon the selection of a physician, then each will select a physician, and these physicians, together with a third physician selected by agreement of these two physicians, will make the determination whether such incapacity will continue for a period of at least 180 days.

(c) Termination by Company For Cause. At any time during the Term, the Company may terminate Employee’s employment for Cause if such termination is approved by not less than a majority of the Other Directors. For purposes of this Agreement, “Cause” will mean:

(i) conduct by Employee constituting a material act of willful misconduct in connection with the performance of his duties (provided that if such misconduct is reasonably capable of cure, Employee has failed to cure the same within 30 days following written notice of such purported misconduct requesting its cure);

(ii) Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving (A) fraud or embezzlement that results in material damage to the Company, or (B) any felony;

(iii) willful and repeated failure by Employee to substantially perform the duties, functions and responsibilities of Employee’s positions that results in material damage to the Company, that continues after Employee has received prior written notice from the Board of such purported repeated failure, which notice details the grounds of such purported repeated failure and requests its cure, and Employee has been given a reasonable opportunity to cure which will not be less than 30 days;

(iv) a material breach by Employee of any of the material provisions contained in this Agreement which has continued for more than 30 days following written notice of such purported breach from the Board, which notice details the grounds of such purported breach, provided, however, a material breach of Section 7 need not continue for more than 30 days if such breach is not reasonably capable of being cured as determined in good faith by a majority of the Other Directors; or

(v) termination in connection with the bankruptcy, dissolution, liquidation, winding up, assignment for the benefit of creditors, or other cessation of the business of the Company as a going concern; provided however, that if any such event is undertaken to effectuate a Change of Control, then this clause (v) will not apply.

(d) Termination Without Cause. At any time during the Term, the Company may terminate Employee’s employment hereunder without Cause if such termination is approved by not less than a majority of all the Other Directors. Any termination by the Company of

EMPLOYMENT AGREEMENT

Employee’s employment under this Agreement which does not (i) constitute a termination for Cause under Section 4(c) or (ii) result from the death or Disability of Employee under Sections 4(a) or 4(b) or (iii) result from the transfer of Employee’s employment to an acquirer or affiliate thereof in connection with a Change of Control (as defined below) provided the acquirer or affiliate fully performs the Company’s obligations hereunder, will be deemed a termination without Cause.

(e) Termination by Employee. At any time during the Term, Employee may terminate his employment hereunder for any reason, including but not limited to Good Reason. To constitute a termination for Good Reason, (1) Employee will reasonably determine that a “Good Reason” condition has occurred; (2) Employee will provide notice to the Company of the event constituting Good Reason within 60 days of the occurrence of the event; (3) Employee may not terminate employment pursuant to this Section 4(e) unless the Company fails to take action to remedy the event constituting Good Reason within 30 days of such notice (the “Cure Period”); and (4) Employee terminates his employment within 60 days after the end of the Cure Period. For purposes of this Agreement, “Good Reason” will mean:

(i) a substantial diminution or other substantive adverse change, not consented to by Employee, in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties;

(ii) an involuntary material reduction in the Base Salary except for a decrease as part of, and on a pro rata percentage basis with, reductions by the Company of the annual base salary of its executive employees generally;

(iii) a breach by the Company of any of its other material obligations under this Agreement, the Restricted Stock Purchase Agreement or any other agreement between the Company and Employee and the failure of the Company to cure such breach with in 30 days after written notice thereof by Employee; or

(iv) the Company’s headquarters are located more than twenty five (25) miles away from San Diego, California.

(f) Date of Termination. For purposes of this Agreement. “Date of Termination” will mean: (i) if Employee’s employment is terminated by his death, the date of his death; (ii) if Employee’s employment is terminated under Section 4(b), or under Section 4(c), the date on which Notice of Termination is given; (iii) if Employee’s employment is terminated by the Company under Section 4(d), 30 days after the date on which a Notice of Termination is given; (iv) if Employee’s employment is terminated by Employee under Section 4(e), the date on which a Notice of Termination is given and (v) if Employee’s employment is terminated by Employee with Good Reason under Section 4(e), the date on which a Notice of Termination is given after the end of the Cure Period.

5. Compensation Upon Termination. In the event of the termination of Employee’s employment, for whatever reason, the Company will pay Employee within ten days after the Date of Termination (i) all accrued and unpaid Base Salary through the Date of Termination, (ii) any earned but unpaid Bonus from the prior calendar year (but in no event earlier than the date

EMPLOYMENT AGREEMENT

such Bonus is payable under Section 3(b)), (iii) any unpaid reimbursement for any expenses hereunder, and (iv) accrued but unused vacation and any vested benefits the Executive may have under any Employee Benefits (collectively “Accrued Benefit”). In addition to the foregoing, upon termination of Employee’s employment under certain circumstances, Employee shall be entitled to certain rights with respect to his equity ownership in the Company, as set forth in the Restricted Stock Purchase Agreement, which the Company hereby acknowledges are in addition to, and not in lieu of, the compensation upon termination set forth herein.

(a) Death. If Employee’s employment terminates by reason of his death, the Company will pay to such person as Employee will designate in a notice filed with the Company or, if no such person is designated, to Employee’s estate, the Accrued Benefit and the pro-rata portion (based on days worked during the calendar year) of the Bonus that Employee would have received had the Company met all of the targets in the annual bonus plan that has been approved by the Board for the calendar year in which the Date of Termination occurred, payable within 30 days after the Date of Termination (“Pro Rata Bonus”). In addition, upon the death of Employee, for a period of six months following the Date of Termination, the Company will maintain in full force and effect, at Company’s sole expense and on substantially the same terms, for the continued benefit of his immediate family, the Employee Benefits (or with respect to those Employee Benefits covered by COBRA, provide payments for such period equal to the COBRA payments .that would reasonably be required by Employee to obtain those overlapping Employee Benefits, plus pay for any other Employee Benefits as provided above).

(b) Disability. Upon the Date of Termination corresponding to Employee’s termination by the Company for his Disability in accordance with Section 4(b), Employee will receive the Accrued Benefit and his Pro Rata Bonus. In addition, upon such Date of Termination, for a period of six months following the Date of Termination, the Company will maintain in full force and effect, at Company’s sole expense and on substantially the same terms, for the continued benefit of Employee and his immediate family, the Employee Benefits (or with respect to those Employee Benefits covered by COBRA, provide payments for such period equal to the COBRA payments that would reasonably be required by Employee to obtain those overlapping Employee Benefits, plus pay for any other Employee Benefits as provided above).

(c) By Employee Without Good Reason. If Employee’s employment is terminated by Employee other than for Good Reason as provided in Section 4(e), then the Company will pay Employee his Accrued Benefit and his Pro Rata Bonus.

(d) By Employee With Good Reason or by the Company Without Cause. If Employee terminates his employment for Good Reason as provided in Section 4(e) or if Employee’s employment is terminated by the Company without Cause as provided in Section 4(d), then the Company will pay Employee his Accrued Benefit and his Pro Rata Bonus. In addition, the Company will provide the following benefits to Employee:

(i) the Company will pay Employee an amount equal to the sum of (1) six months of the Base Salary in effect at the time of termination and (2) one-half of the full Bonus that Employee would have received had the Company met all of the targets in the annual bonus plan that has been approved by the Board for the calendar year in which the Date of Termination occurred (the “Severance Amount”). The Severance Amount

EMPLOYMENT AGREEMENT

will be paid out in substantially equal bi-weekly installments over six months, in arrears beginning on the first payroll date after the Date of Termination; and

(ii) for a period of six months following the Date of Termination, the Company will maintain in full force and effect, at Company’s sole expense and on substantially the same terms, for the continued benefit of Employee and his immediate family, the Employee Benefits (or with respect to those Employee Benefits covered by COBRA, provide payments for such period equal to the COBRA payments that would reasonably be required by Employee to obtain those overlapping Employee Benefits, plus pay for any other Employee Benefits as provided above). No provision of this Agreement will be deemed to waive any rights of Employee under the Family and Medical Leave Act of 1993,29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. and any other applicable federal, state or local anti-discrimination laws.

(e) By the Company For Cause. If Employee’s employment is terminated by the Company for Cause as provided in Section 4(c), then the Company will pay Employee his Accrued Benefit.

(f) Definition of Change of Control. For purposes of this Agreement, “Change of Control” will mean (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, will become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (ii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or ( B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; provided that “Change of Control” will not include any transaction effected by the Company solely (i) for equity financing purposes with venture capital or other institutional investors before the IPO, or (ii) to reincorporate the Company into a new jurisdiction or formation.

(g) Potential Overlap. For clarity, the Company will not have any obligations under Sections 5(c) through 5(e) if and to the extent Employee was terminated for death or Disability and Section 5(a) or 5(b) applies (provided that in the event of termination for Disability, the disability insurance plan specified in Section 3(d)(ii) is making payments to Employee).

(h) No Mitigation. Employee will not be required to mitigate the amount of

EMPLOYMENT AGREEMENT

any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for herein be reduced by any compensation earned by Employee as a result of employment by another employer or by retirement benefits after the date of termination of Employee’s employment.

(i) Miscellaneous. Upon any termination of Employee’s employment hereunder, (i) Employee will retain ownership of and may remove from the Company all personal property owned by him, (ii) nothing contained in Sections 5(a) through 5(e) will be construed so as to affect Employee’s rights or the Company’s obligations relating to agreements or benefits that are unrelated to termination of employment, and (iii) Employee will be entitled to participate in Employee’s group health plan to the extent authorized by 29 U.S.C. §1161 et seq. (“COBRA”), with such participation at Employee’s expense to commence on the later of termination of employment or termination of the period in which post-termination benefits are provided hereunder. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each payment by the Company to Employee post-termination is considered a separate payment.

(j) Full General Release. Notwithstanding anything in this Agreement (other than Section 5(i)) to the contrary, the obligation of the Company to pay any severance or other employment benefits or amounts following the termination of employment of Employee will be expressly conditioned upon (i) the execution, delivery, non-revocation of, and compliance with, a full general release of (A) claims by Employee, releasing all claims known or unknown that Employee may have against the Company as of the date of such release, and allowing such release to become effective and (B) claims by the Company, releasing all claims known or unknown that the Company may have against Employee as of the date of such release, in each case to the continuing rights and obligations of this Agreement and the Restricted Stock Purchase Agreement, and (ii) written acknowledgment by Employee of Employee’s continuing obligations with respect to the protection of the confidential information and intellectual property of the Company as set forth in this Agreement.

6. 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. Any such delayed cash payment will earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of

EMPLOYMENT AGREEMENT

separation from service until the payment. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7. Confidential Information and Noncompetition.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” means all information of the Company disclosed or made available to Employee. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Employee in the course of Employee’s employment by the Company, as well as other information to which Employee may have access in connection with Employee’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, “Confidential Information” will not include any information that is generally known in the industry or that becomes known in the industry through sources other than Employee, or information received by Employee from a third party not known to him to be under an obligation of confidentiality to the Company. Notwithstanding the foregoing, Employee may disclose Confidential Information (A) at the express direction of any authorized government entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Employee, to be disclosed by Employee in connection with the prosecution of any legal action or proceeding initiated by Employee against Company or any of its affiliates or the defense of any legal action or proceeding initiated against Employee in his capacity as an employee or director of the Company or of any of its affiliates.

(b) Confidentiality. Employee understands and agrees that Employee’s employment creates a relationship of confidence and trust between Employee and the Company with respect to all Confidential Information. At all times, both during Employee’s employment with the Company and after its termination, Employee will keep in confidence all Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be reasonably necessary or useful in the routine performance of Employee’s duties as an employee of the Company.

EMPLOYMENT AGREEMENT

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Employee by the Company or are produced by Employee in connection with Employee’s employment will be and remain the sole property of the Company. Employee will return to the Company all such materials and property as and when requested by the Company. In any event, Employee will return all such materials and property immediately upon termination of Employee’s employment for any reason, other than one copy for Employee’s records.

(d) Inventions and Innovations. Employee agrees to communicate to the Company, promptly and fully, and to assign to the Company, all inventions, trade secrets, and technical or business innovations, developed or conceived solely by Employee, or jointly with others, while employed by the Company, which were developed on the time of the Company, using Confidential Information or otherwise using Company resources. Employee further agrees to execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents or other legal protection as the Company deems fit, and to assist in perfecting in the Company all rights granted to it hereunder. Both the Company and Employee intend that all original works of authorship created by Employee while working in the employ of the Company will be works for hire within the meaning of applicable copyright laws and will belong to the Company. Employee understands that, notwithstanding anything to the contrary herein, this Agreement will not require assignment to the Company of any invention which qualifies fully under the provisions of California Labor Code Section 2870, a copy of which is attached hereto as Exhibit A.

(e) Noncompetition. During the Term, Employee will not, whether as owner, partner, shareholder, consultant or employee, engage or invest in any Competing Business (as hereinafter defined). Employee understands that the restrictions set forth in this Section 7(e) are intended to protect the Company’s interest in its Confidential Information, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” will mean a business directly competitive with any business which the Company or any of its affiliates conducts during the employment of Employee. Notwithstanding the foregoing, Employee may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. For the avoidance of doubt, the term “Competing Business” does not include a business or any entity which does not have a focus on any resectin-based therapy.

(f) Third-Party Agreements and Rights. Employee hereby confirms that Employee is not bound by the terms of any agreement with any previous Company or other party which restricts in any way Employee’s use or disclosure of information or Employee’s engagement in any business. Employee represents to the Company that Employee’s execution of this Agreement, Employee’s employment with the Company and the performance of Employee’s proposed duties for the Company will not violate any obligations Employee may have to any such previous Company or other party.

(g) Injunction. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the promises set forth in this Section 7, and that in any event money damages would be an

EMPLOYMENT AGREEMENT

inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee breaches, or proposes to breach, any portion of this Agreement, the Company will be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(h) Employee’s Other Work. Notwithstanding the foregoing, the Company understands that Employee will engage in Employee’s Other Work. As part of Employee’s Other Work, the Company acknowledges and agrees that Employee will among other things be obligated to keep third parties information confidential, to assign inventions to third parties, and to agree to non-compete provisions with third parties. Employee will endeavor to keep his work for the Company separate and apart from Employee’s Other Work. In particular, with respect to Sections 7(b) and 7(d), if Employee believes that he has developed or conceived any inventions or technical or business innovations that could be viewed as being assignable to the Company and one or more other companies, the Company and Employee will discuss how Employee may disclose such invention or innovation to the Company without breaching his obligations to such other companies and the parties will endeavor to resolve rights with respect thereto by working with such other companies. Employee will endeavor include a similar provision in his agreements with such other companies.

8. Section 280G.

(a) Post-IPO. Upon the Company’s consummation of an initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), the Company agrees to enter into an agreement with Employee regarding a Change of Control at Employee’s request. This agreement will provide that the Company will make a “gross-up” payment to Employee such that, in the event certain excise taxes and penalties are imposed on Employee as a result of the provisions of Sections 280G and/or 4999 of the Code, Employee’s net after-tax payments and benefits will be equal to what Employee would have received absent the penalty tax. Such Change of Control agreement will not supersede any of the material terms of this Agreement without the Employee’s written consent.

(b) Pre-IPO. In the event that the Company undergoes a Change of Control prior to an IPO, the Company agrees, upon Employee’s request, that it will seek the requisite approval by its stockholders, and encourage that they grant such approval, of the payments proposed to be made to Employee in connection with such Change of Control in order to prevent having the payments characterized as “parachute payments” under Sections 280G and 4999 of the Code. In connection with the obtaining of such approval, Employee agrees to undertake any such waivers that may be required of Employee in order for the Company to validly seek the approval of its stockholders. In addition, in the event that Employee’s employment ends within 12 months after the completion of any Change of Control other than as a result of a termination of Employee’s employment by the Company for Cause, the Company agrees to enter into a consulting or advisory relationship with Employee following the completion of such Change of Control such that any unvested stock options or restricted stock that could have accelerated as a result of such Change of Control under the Restricted Stock Purchase Agreement or otherwise absent Employee’s waiver of any such acceleration will continue to vest in accordance with the

EMPLOYMENT AGREEMENT

terms of any applicable stock option or restricted stock agreements. The Company agrees to maintain such relationship with Employee in good faith, provided Employee continues to provide bona fide consulting or advisory services to the Company, until such time as all options or restricted shares which were unvested as of the consummation of such Change of Control become fully vested. For the avoidance of doubt, if the provision of services as a consultant would result in the Employee’s not having had a “separation from service” under Section 409A of the Code, any payments that would have been due upon a termination of employment shall be deferred until such separation from service shall have occurred.

9. Survival. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions. The Company will continue to indemnify Employee as an officer and/or director of the the Company to the full extent permitted under law for Employee’s service prior to termination.

10. Taxes. The Company will undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement will be in amounts net of any such deductions or withholdings. All reimbursements, payments and benefits provided to Employee pursuant to this Agreement (other than Base Salary and Bonuses, including but not limited to Stock Bonus Awards, and post-termination amounts payable by the Company to Employee under Section 5 based on Base Salary or Bonuses, including but not limited to Stock Bonus Awards) to the extent that such reimbursements, payments and benefits are taxable for federal, state and local income tax purposes, will be increased by an amount (the “Gross-Up Payment”) so that the net amount of such reimbursements, payments and benefits after payment of federal, state and local income taxes is equal, on an after-tax basis, to the amount required to fulfill the Company’s obligation under the terms of this Agreement with respect to such reimbursements, payments and benefits., with the understanding that any such Gross-Up Payment will be based on the overall marginal tax rate (including but not limited to federal and state tax obligations) applicable to Employee based on the payments by the Company to him and without reference to Employee’s other circumstances, and will not include any further payments for the tax consequences of any such Gross-Up Payment by the Company to Employee. Any Gross-Up Payment made pursuant to this Section 10 will be paid to Employee in the calendar year in which the underlying reimbursement, payment or benefit is paid, but in no event later than the 25th day of the third month of the following calendar year.

11. Arbitration. To ensure rapid and economical resolution of any disputes that may arise in connection with Employee’s employment, Employee and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising out of, or relating to, this agreement, or its interpretation, enforcement, breach, performance or execution, Employee’s employment with the Company, or the termination of such employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, CA conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a)

EMPLOYMENT AGREEMENT

have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, will be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company will pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

12. Integration. This Agreement along with the Restricted Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

13. Assignment: Successors and Assigns, etc. Neither the Company nor Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights and obligations under this Agreement in full without the consent of Employee in the event that the Company will effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.

14. Successors. This Agreement will be binding on and inure to the benefit of Employee, Employee’s heirs, executors, administrators and other legal representatives and will be binding on and inure to the benefit of the Company and its respective successors and assigns. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

15. Enforceability. If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Employee at the last address Employee has filed in writing with the

EMPLOYMENT AGREEMENT

Company at its main offices, attention of the Chief Executive Officer, and will be effective on the date of delivery in person or by courier or three days after the date mailed.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by Employee and the Company (where such amendment has been approved by a majority of the Other Directors).

19. Governing Law. This contract will be construed under and be governed in all respects by the laws of The State of California, without giving effect to the conflict of laws principles. With respect to any disputes concerning federal law, such disputes will be determined in accordance with the law as it would be interpreted and applied by the appropriate United States Court of Appeals.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument of the Company, by its duly authorized representative, and by Employee, as of the date first above written.

ATYR PHARMA, INC.		EMPLOYEE

By:	/s/ Jeffrey D. Watkins	/s/ John D. Mendlein
Name:	Jeffrey D. Watkins	Name:	John D. Mendlein
Title:	CEO	Date:	July 14, 2010
Date:	July 14, 2010

EXHIBIT A

California Labor Code

§2870. Application of provision providing that employee will assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

Stock Bonus Award Formula

Upon the written election by the Employee to receive a Stock Bonus Award in accordance with Section 3(b) of this Agreement, Employee shall be entitled to receive a number of fully-vested shares of the Company’s common stock determined in accordance with the following formula and at a per share price equal to the fair market value of one share of the Company’s common stock on the date of issuance, as determined by the Board at the time:

X = Y/Z

where

X = Number of shares of the Company’s Common Stock subject to the Stock Bonus Award;

Y = The Base Amount (as defined below); and

Z = The Conversion Rate (as defined below).

As used herein, (i) the “Base Amount” shall be a number equal to the cash amount Employee would have received if Employee had elected to receive a cash Bonus pursuant to Section 3(b) of this Agreement and (ii) the “Conversion Rate” shall be a number which is equal to the lesser of (A) the price per share (as adjusted for stock splits, combinations, recapitalizations and the like) at which shares of preferred stock of the Company were most recently issued (calculated at such time) by the Company in a transaction or series of related transactions with venture capital or institutional or strategic investors for capital raising purposes and (B) an amount equal to three (3) times the then-current fair market value of the Company’s Common Stock as determined by the Board.